                                                                    EXHIBIT 10.8

                              OPERATING AGREEMENT

                                    BETWEEN

                              SYRACUSE UNIVERSITY
                                    (OWNER)

                                      and

                        PROJECT ORANGE ASSOCIATES, L.P.
                                  (OPERATOR)






Dated: February 27, 1990

                               TABLE OF CONTENTS
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                                                                                                          Page
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ARTICLE I         DEFINITIONS................................................................................2

         Section 1.01        Definition of Terms.............................................................2

ARTICLE 2         EXISTING PLANT.............................................................................3

         Section 2.01        Existing Plant..................................................................3
         Section 2.02        Right to Operate................................................................3
         Section 2.03        ................................................................................7

ARTICLE 3         TERM       ................................................................................7

         Section 3.01        ................................................................................7
         Section 3.02        ................................................................................8

ARTICLE 4         USE OF EXISTING PLANT......................................................................10

         Section 4.01        ................................................................................10

ARTICLE 5         USER CHARGE................................................................................10

         Section 5.01        ................................................................................10
         Section 5.02        ................................................................................12
         Section 5.03        ................................................................................12

ARTICLE 6         OPERATION OF EXISTING PLANT................................................................16

         Section 6.01        Operation by Operator...........................................................16
         Section 6.02        Operating Agreements............................................................19
         Section 6.03        Owner Training..................................................................19

ARTICLE 7         REPAIRS, MAINTENANCE AND ALTERATIONS.......................................................20

         Section 7.01        Repairs and Maintenance.........................................................20
         Section 7.02        Testing and Reports.............................................................29
         Section 7.03        Alterations, Improvements and Additions.........................................30

ARTICLE 8         UTILITY EXPENSES...........................................................................31

         Section 8.01        Utilities.......................................................................31

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                                      -i-
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ARTICLE 9         NET AGREEMENT..............................................................................31

         Section 9.01        Net Agreement...................................................................31
         Section 9.02        User Charge Not to Abate........................................................31
         Section 9.03        Compliance with Environmental and Safety Laws
                                 Laws........................................................................32
         Section 9.04        Licensing Requirements..........................................................35

ARTICLE 10        REQUIREMENTS OF PUBLIC AUTHORITY...........................................................36

         Section 10.01       Compliance by Operator..........................................................36
         Section 10.02       Challenge to Validity...........................................................38

ARTICLE 11        COVENANT AGAINST LIENS.....................................................................38

         Section 11.01       Operator's Obligations to Discharge.............................................38
         Section 11.02       Right to Discharge..............................................................39
         Section 11.03       No Implied Consent of Owner.....................................................40

ARTICLE 12        ACCESS TO EXISTING PLANT BY OWNER..........................................................40

         Section 12.01       ................................................................................40
         Section 12.02       ................................................................................41

ARTICLE 13        SURRENDER..................................................................................41

         Section 13.01       Surrender of Operation..........................................................41
         Section 13.02       ................................................................................42
         Section 13.03       ................................................................................43

ARTICLE 14        INDEMNITY..................................................................................43

         Section 14.01       Operator's Indemnification of Owner.............................................43
         Section 14.02       Owner's Indemnification of Operator.............................................44
         Section 14.03       Limitation of Owner's Indemnity.................................................45
         Section 14.04       ................................................................................45

ARTICLE 15        INSURANCE..................................................................................46

         Section 15.01       Casualty Insurance..............................................................46
         Section 15.02       Other Insurance.................................................................46
         Section 15.03       Evidence of Insurance and Possession of Policy..................................48
         Section 15.04       Limitations Upon Concurrent Insurance...........................................49
         Section 15.05       Disbursement of Proceeds........................................................49
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                                      -ii-
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         Section 15.06       Notice of Cancellation..........................................................49
         Section 15.07       Apportionment of Premiums Upon Expiration of Terms..............................50

ARTICLE 16        EMINENT DOMAIN.............................................................................50

         Section 16.01       Termination of Agreement........................................................50
         Section 16.02       Distribution of Condemnation Proceeds...........................................51
         Section 16.03       Partial Taking..................................................................52

ARTICLE 17        RIGHTS OF EACH PARTY TO PERFORM COVENANTS
                  OF THE OTHER...............................................................................52

         Section 17.01       ................................................................................52
         Section 17.02       ................................................................................52
         Section 17.03       ................................................................................53

ARTICLE 18        DAMAGE OR DESTRIBUTION.....................................................................53

         Section 18.01       ................................................................................53

ARTICLE 19        LATE CHARGES...............................................................................57

         Section 19.01       Past Due User Charges...........................................................57

ARTICLE 20        DEFAULT....................................................................................57

         Section 20.01       Events of Default...............................................................57
         Section 20.02       Remedies on Default.............................................................60
         Section 20.03       ................................................................................65
         Section 20.04       ................................................................................65
         Section 20.05       ................................................................................65
         Section 20.06       ................................................................................65
         Section 20.07       ................................................................................66

ARTICLE 21        WAIVERS....................................................................................66

         Section 21.01       Waivers.........................................................................66

ARTICLE 22        REPRESENTATIONS............................................................................67

         Section 22.01       ................................................................................67

ARTICLE 23        FORCE MAJEURE..............................................................................67

         Section 23.01       ................................................................................67

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                                     -iii-
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ARTICLE 24        NOTICE     ................................................................................68

         Section 24.01       ................................................................................68

ARTICLE 25        GOVERNING LAW..............................................................................70

         Section 25.01       ................................................................................70

ARTICLE 26        PARTIAL INVALIDITY.........................................................................70

         Section 26.01       ................................................................................70

ARTICLE 27        INTERPRETATION.............................................................................71

         Section 27.01       ................................................................................71

ARTICLE 28        BINDING EFFECT.............................................................................71

         Section 28.01       ................................................................................71

ARTICLE 29        NO ORAL MODIFICATION - ENTIRE AGREEMENT....................................................71

         Section 29.01       ................................................................................71

ARTICLE 30        HEADINGS AND TABLE OF CONTENTS.............................................................72

         Section 30.01       ................................................................................72
         Section 30.02       ................................................................................72

ARTICLE 31        WAIVER OF JURY TRIAL AND COUNTERCLAIMS.....................................................73

         Section 31.01       ................................................................................73

ARTICLE 32        MEMORANDUM OF AGREEMENT....................................................................73

         Section 32.01       ................................................................................73

ARTICLE 33        TERMINATION................................................................................73

         Section 33.01       ................................................................................73
         Section 33.02       ................................................................................73

Exhibits
--------
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                                      -iv-

Exhibit A         Map of Existing Plant

Exhibit B         Supplemental Agreement

Exhibit C         Existing Plant Operating Requirements

Exhibit D         Schedule of Repair and Maintenance

Exhibit E         Minimum Standards for Replacement Package Boilers

Exhibit F         Guaranty of Approved Operator

                              OPERATING AGREEMENT

          THIS AGREEMENT (the "Agreement") made on February 27, 1990, between SYRACUSE UNIVERSITY, a New York educational corporation having its principal office at Syracuse, New York 13244 (the "Owner") and PROJECT ORANGE ASSOCIATES, L.P., a Delaware limited partnership (the "Operator").



                                   RECITALS
                                   --------

          1. Owner has entered into an agreement with Operator dated on the date of this Agreement (the "Steam Contract") for the purchase of steam to be produced by Operator from a cogeneration facility (the "Cogeneration Plant") to be constructed and operated by Operator upon certain land owned by Owner and leased to Operator pursuant to a Lease Agreement dated on the date of this Agreement (the "Lease").

          2. Pursuant to the Steam Contract, Operator has also undertaken to install and operate certain steam, water, condensate, fuel, gas and electric lines and related apparatus and equipment necessary or appropriate for the operation of the Cogeneration Plant and delivery of steam to Owner which, together with the Cogeneration Plant, constitute the "Facility."

          3. Pursuant to the Steam Contract, Owner will purchase, on its own behalf and on behalf of certain other institutional users located near the premises of the Owner who from time to time share steam costs with the Owner (the "Ancillary Customers"), its and the Ancillary Customers' requirements for steam from the Operator.

          4. A standby steam generating facility is necessary to provide an alternate or supplemental source of steam to meet the steam requirements of Owner and its Ancillary Customers.

          5. The Operator desires to use and operate the Owner's existing steam generation facility (as hereinafter more specifically described, the "Existing Plant") or an

Auxiliary System (as hereinafter more specifically described) which operator may install in the Existing Plant, to provide the required alternate or supplemental source of steam.

          6. The Owner and a predecessor of the Operator have previously entered into a certain Operating Agreement, dated as of December 28, 1987, pertaining to the subject matter of this Agreement ("the Prior Agreement"). This Agreement is intended to supersede the Prior Agreement which has been terminated by contemporaneous separate agreement between the Owner and such predecessor.

          NOW, THEREFORE, the parties agree as follows.


                                   ARTICLE 1

                                  DEFINITIONS


          Section 1.01. Definition of Terms. For purposes of this Agreement, all defined terms, as indicated by the capitalization of the first letter of such term, shall have the meanings specified in the Steam Contract, unless the context or use clearly indicates another meaning.



                                   ARTICLE 2

                                EXISTING PLANT


          Section 2.01. Existing Plant. The Owner's Existing Plant is a steam generation facility which consists principally of 4 gas fired and oil fired steam boilers and related apparatus, equipment and structures, which include the Alco Plant, the Riley Plant and the gas house, and the underground oil storage tanks, and provides the steam requirements of the Customer and its Ancillary Customers, and the land on which it is located at 500 E. Taylor Street in the City of Syracuse, New York, as shown on the map attached as Exhibit A.

          Section 2.02. Right to Operate. Owner grants to Operator, upon and subject to the terms, covenants, conditions and provisions of this Agreement, the right to operate and use the Existing Plant. No leasehold possessory rights to the Existing Plant are granted to the Operator by this Agreement; however, Owner shall at all times throughout the term provide to Operator and its permitted assigns full access to the Existing Plant sufficient so that Operator may satisfy its obligations hereunder. Owner reserves the right to the exclusive use of (i) the office on the second floor of the Riley Plant for Owner's distribution system supervisory and clerical employees, (ii) the office of the Owner's distribution system supervisor on the second floor of the Alco Plant, and (iii) the locker, restroom and shower facilities adjacent to the office described in (i) and those located in the Alco Plant for Owner's distribution system hourly workers.

          Owner reserves the right to the exclusive use of the electrical shop on the first floor of the Alco Plant, to the exclusive use of a suitable space on the first floor of the Alco Plant for Owner's welding operations, and to the use of the elevator and hoist in the Alco Plant, provided such use shall not unreasonably interfere with Operator's use of the Existing Plant.

          Owner also reserves the right to the use of the Alco Plant for the storage of equipment, parts, inventory and supplies used by Owner in its steam distribution system, including, without limitation, the right to the storage of fittings, blowers, pumps, valves and similar equipment and boiler and pipe insulation on the first, second, and third floors of the Alco Plant, provided such use shall not unreasonably interfere with Operator's use of the Existing Plant.

          Owner also reserves the right to use, in common with Operator, and access at all times to, the electrical circuit breakers and switchgear and related electrical apparatus and lines located in the Alco Plant and in the Riley Plant ("the electrical service"), to the extent necessary for Owner's operation of its chilled water plant. Operator shall not interrupt the electrical service to the chilled water plant without the approval of Owner and Owner shall not interrupt the electrical service to the Alco Plant or the Riley Plant without the approval of Operator. Neither party shall modify the electrical service without the approval of the other, which approval shall not be unreasonably withheld.

          Owner reserves the right of access upon, over, across and under the land constituting the Existing Plant (i) for the entry and passage of pedestrians, vehicles and machines to and from the Existing Plant and Owner's chilled water plant and transformer building located adjacent to the premises leased by Owner to Operator pursuant to the Lease Agreement, (ii) for the installation, repair, replacement and maintenance of lines for the transmission of electrical power, communications, water, steam, condensate, fuel and other utilities, consisting of overhead or underground poles, lines, conduits, pipes, mains, ducts, manholes, and other appurtenant and supporting facilities, apparatus and structures as Owner may now or from time to time deem necessary for the operation of the chilled water plant and (iii) for the parking of five vehicles in the area designated for parking on Exhibit A, provided that the use described in clauses (i) and (ii) shall not unreasonably interfere with Operator's use of the Existing Plant.

          Owner shall install, at its cost and expense, (i) a new submeter, to replace the existing submeter, in its chilled water plant to determine the amount of electricity used by Owner in the operation of the chilled water plant and (ii) a submeter in the Alco Plant to determine the amount of electricity used by Owner in the operation of the equipment in its electrical shop and welding shop (collectively "the submeters"). Owner daily shall read the submeters and record the readings. Operator shall have access to the submeters at reasonable hours upon advance notice to Owner for the purposes of reading and testing the submeters.

          Operator shall provide Owner with a copy of each electricity bill received by Operator from Niagara Mohawk Power Corporation for electricity used in the Existing Plant and the chilled water plant (the "electricity bill") within ten (10) days of its receipt by Operator. Within fifteen (15) days after Owner's receipt of the electricity bill from Operator, Owner shall reimburse Operator for the cost (the "Owner's cost") of the electricity used by Owner in the operation of its chilled water plant and in the operation of the equipment used in its electrical shop and welding shop (collectively "Owner's electricity usage") for the period covered by the electricity bill. The Owner's cost shall be an amount equal to a fraction of the total electricity bill, the numerator of which shall be the kilowatt hours attributable to Owner's electricity usage for the period covered by the electricity bill, as determined by the submeters, and the denominator of which shall be the total kilowatt hours included in the electricity bill. At the time of Owner's reimbursement of Owner's cost to Operator, Owner shall also provide Operator with the cumulative daily kilowatt hours readings from the submeters for the period covered by the electricity bill together with a statement setting forth in reasonable detail the calculation of Owner's cost.

          Upon the termination of this Agreement by Owner or upon Owner's assumption of operating control of the Existing Plant pursuant to the terms of this Agreement, Operator shall, so long as the Lease Agreement shall remain in effect, have the right to park five vehicles in the area designated for parking on Exhibit A.

          Section 2.03. Any transfer, sale or encumbrance of the Existing Plant by Owner shall be subject to the rights of Operator under this Agreement.


                                   ARTICLE 3

                                     TERM


          Section 3.01. The term of this Agreement (the "term") shall commence on the date (the "Term Commencement Date") upon which the Operator shall have commenced delivery of steam to the Owner (other than for testing purposes which shall not extend beyond a reasonable period of time) as required pursuant to the Steam Contract and shall continue for a period of 40 years, unless terminated earlier pursuant to this Agreement; provided, however that in the event that the Operator shall be obligated to provide steam to the Owner from the Existing Plant commencing on October 1, 1991, pursuant to the second unnumbered paragraph of Section 1.06 of the Steam Contract, the term of this Agreement shall commence on October 1, 1991 and shall expire upon the expiration of the term of the Steam Contract, unless terminated earlier pursuant to this Agreement. The parties shall enter into a supplemental agreement, substantially in the form attached as Exhibit B, setting forth the commencement and expiration dates of the term.

          Section 3.02. During the period prior to the Term Commencement Date (the "pre-term period"), Owner shall have full responsibility for the Existing Plant, shall operate and maintain the Existing Plant in the manner that it has prior to the execution of this Agreement and shall maintain the quantities and kinds of materials, spare parts, supplies, tools and equipment for use primarily or exclusively in connection with the Existing Plant that it has customarily maintained from time to time prior to the execution of this Agreement. During the pre-term period, Operator and its authorized representatives shall have access, upon reasonable notice, to the Existing Plant during normal business hours for the performance of such studies and work that may be necessary for the construction of any interconnections between the Cogeneration Plant and the Existing Plant. The interconnections shall be designed and constructed in a manner that will permit the separate and independent operation of either the Cogeneration Plant or the Existing Plant. Owner shall also during the pre-term period provide Operator with such operating and maintenance literature with respect to the Existing Plant as Owner has in its possession, shall provide training to Operator's designated personnel in the operation and maintenance of the Existing Plant and shall permit Operator's employees to operate the Existing Plant for the purposes of training Operator's personnel under the supervision of Owner's personnel, provided, however, that any additional costs incurred in providing such training shall be borne by Operator. Owner and Operator shall cooperate with one another in the completion of any necessary interconnections between the Cogeneration Plant and the Existing Plant and in the orderly and efficient transfer of operation of the Existing Plant to Operator. Upon expiration of the pre-term period, Operator shall have the option to purchase from Owner all, or any part of the materials, spare parts, supplies, tools and equipment (other than fuel oil) maintained by Owner for use in connection with the Existing Plant ("the inventory"), at Owner's cost, which shall be paid by Operator upon expiration of the pre-term period. Owner shall provide Operator a list of the inventory and related cost information at least sixty (60) days prior to the expiration of the pre-term period. Operator shall purchase from Owner all fuel oil ("the fuel oil") maintained by Owner for the operation of the Existing Plant at Owner's cost, which shall be paid by Operator upon the expiration of the pre-term period. Upon the expiration or termination of this Agreement, Owner shall have the option to purchase the inventory and, if fuel oil is then being used to fuel the Existing Plant, the obligation to purchase the fuel oil from Operator upon the same terms and conditions applicable to their purchase by Operator from Owner.


                                   ARTICLE 4

                             USE OF EXISTING PLANT


          Section 4.01. The Existing Plant and the Auxiliary System shall be used and operated by the Operator only as a steam generation facility to provide an alternate or supplemental source of steam to meet the steam requirements of Owner and its Ancillary Customers. Under no circumstances shall any steam produced from the Existing Plant or the Auxiliary System be used by Operator for the generation of electricity. Nothing in this Section shall diminish, alter or modify Operator's obligations to supply the steam requirements of Owner and its Ancillary Customers pursuant to the Steam Contract.


                                   ARTICLE 5

                                  USER CHARGE


          Section 5.01.

                 (a) In consideration of its right to operate and use the Existing Plant, and irrespective of its installation and use of the Auxiliary System, but subject to the provisions of Section 5.03, the Operator shall pay to the owner annually on each anniversary of the Term Commencement Date (or the Commercial Operation Date, in the event the Operator shall be obligated to provide steam to the Owner from the Existing Plant prior to the Commercial

Operation Date pursuant to the second unnumbered paragraph of Section 1.06 of the Steam Contract) and throughout the term of this Agreement the following amounts ("the user charge"):

     Anniversary Dates                             Annual Payment
     -----------------                             --------------

     First through Fifth                            $        1.00
     Sixth through fifteenth                         1,250,000.00
     Sixteenth through twentieth                     1,350,000.00
     Twenty-first through thirtieth                  1,450,000.00
     Thirty-first through thirty ninth               1,550,000.00


and a final payment of $1,550,000 on the first day of the last month preceding the expiration of the term, except that if the Commercial Operation Date is later than the Term Commencement Date, the payment on the twentieth anniversary of the Commercial Operation Date shall be increased ("the increase") by the sum of $104,167 for each full month from the Term Commencement Date to the Commercial Operation Date.

              (b) The Operator shall have the option to make the annual payment in twelve equal monthly installments, commencing on the first day of the month following each anniversary, together with interest at a rate equal to the prime rate announced by Chase Manhattan Bank, at its principal office in the City of New York, New York ("the prime rate"), plus 200 basis points, on the unpaid portion of the annual payment. Interest shall accrue from the anniversary date and shall be payable on the due date of each monthly installment, calculated by the use of the prime rate in effect on the first day of the previous month.

         Section 5.02. The term "user charge" shall include, in addition to the amounts payable under Section 5.01, any other sums, costs, expenses or amounts from time to time payable by Operator to Owner under this Agreement, whether by way of indemnity or otherwise, each of which whether or not expressed to be a user charge, shall be deemed to be a user charge, and Owner shall have all remedies for the collection of them, when in arrears, as are available to Owner for the collection of any other user charge in arrears.

   Section 5.03.

          (a) The payment of the user charges to the Owner pursuant to Section 5.01(a) (exclusive of any amounts included or treated as a user charge solely by reason of the provisions of Section 5.02) shall be subordinate (the "Subordinated User Charge") (i) to the debt service on the initial debt in the aggregate principal amount not exceeding $210,000,000 ("the initial debt"), and on any additional debt up to $25,000,000 ("the additional debt"), incurred for the purposes permitted for a Permitted Mortgage, as defined in Article 23 of the Lease Agreement (except any debt incurred for the purchase or redemption of any economic interest in the owner of the Facility) and any refinancing of such initial debt and additional debt, (ii) to all amounts required to be and actually paid by the Operator to the New York State Energy Research Development Authority in repayment of loans made to Gas Alternative Systems, Inc. in connection with the development of the Facility, provided that the principal amount to be paid shall not exceed $1,500,000, (iii) to all amounts required to be and actually paid for or in connection with the operation and maintenance of the Facility and the Existing Plant, including amounts to be paid to suppliers and transporters of consumables, except the payment of any bonuses to any operators, any management fees to G.A.S. Orange Development, Inc. ("G.A.S."), Adam H. Victor or to any entity controlled by, under common control with or which controls either G.A.S. or Adam H. Victor, or any other similar payments or fees, (iv) all charges required to be and actually paid in connection with the debt to which the user charges shall be subordinate, including payments to any reserve fund required by such debt financing (less all amounts released to the Operator from any such reserve fund), except any voluntary prepayments of principal and payments in the nature of additional interest determined as a percentage of net income or revenues of the Operator or in any other manner contingent upon the operations of the Operator, (v) all amounts required to be paid and actually paid or set aside for payment of real property taxes (or payments to municipal authorities in lieu thereof) with respect of all or part of the Facility or with respect to gross receipts, franchise or other similar taxes, and (vi) all amounts required to be and actually paid for Operator's reasonable expenses of administration and overhead (other than to or for the benefit of G.A.S., Adam H. Victor or any entity controlled by, under common control with or which controls either G.A.S. or Adam H. Victor).

        (b) Any Subordinated User Charge not paid when due by virtue of the subordination provisions of paragraph (a) shall be deferred and shall be deemed a Deferred User Charge. Failure to pay any Subordinated User Charge by reason of such subordination and deferral shall not be a default hereunder, but no payment shall be made by Operator by way of a return of its equity capital (whether in the form of a redemption of equity or otherwise) or a distribution with respect to such equity capital if and for so long as any Subordinated User Charges are accrued and owing or any Deferred User Charges are outstanding.

        (c) Any accrued Subordinated User Charge and any Deferred User Charges are to be paid from the first cash available for payment ("first available cash"), after the prior payment of all other Subordinated User Charges and shall be paid in full no later than the twentieth anniversary of the Term Commencement Date. The first available cash shall mean the excess (as determined with respect to each calendar quarter) of (i) the sun of all amounts received by the Operator from or relating to the operation of the Cogeneration Facility and related facilities (as defined in the Lease Agreement) and the Existing Plant, or any portion thereof, over (ii) the sum of all amounts described in paragraph
(a) of this Section 5.03 to which the user charge is subordinate. Interest on the Deferred User Charges shall accrue daily at the prime rate plus 200 basis points.

        (d) The subordination of the payment of the user charge shall cease
(i) when the Cogeneration Facility is no longer encumbered by a Permitted Mortgage, (ii) upon any further debt financing of the Facility or the related facilities which is not a refinancing of the initial debt or the additional debt, (iii) upon any payment by Operator by way of a return of its equity capital (whether in the form of a redemption of equity or otherwise) or a distribution made with respect to such equity capital (other than distributions from cash flow derived from operating revenues or distributions out of proceeds of other contributions to equity capital so long as the making of distributions out of other contributions to equity capital does not result in any reduction in aggregate equity capital or, if any such distribution out of other contributions to equity capital is made more than 30 days after the earlier of the date upon which the initial debt is converted from a construction loan to a term loan (the "conversion date") or 360 days after the Commercial Operation Date, the aggregate of such distributions out of other contributions to equity capital does not exceed the amount invested as equity capital by the distributee) or (iv) the earlier of the twentieth anniversary of the conversion date or the twenty-first anniversary of the Commercial Operation Date. For purposes of this Section 5.03, a refinancing shall mean a refinancing as defined in Section 23.01 of the Lease Agreement which does not result in any increase in the principal amount outstanding of the initial debt or the additional debt.

        (e) So long as any Subordinated User Charges are accrued and owing or any Deferred User Charges are outstanding, then, on or before March 1st of each calendar year, Operator shall furnish or cause to be furnished to Owner a statement prepared by a nationally recognized independent certified public accounting firm (the "auditors") designated by Operator, setting forth, in reasonable detail, all amounts received by the Operator from or relating to the operation of the Facility and the Existing Plant and all amounts described in paragraph (a) of Section 5.03 to which the user charge is subordinate for the preceding calendar year. Owner shall be entitled to obtain from the auditors, at Operator's expense, such additional information with respect to the statement as Owner may reasonably request.


                                   ARTICLE 6

                          OPERATION OF EXISTING PLANT


   Section 6.01.     Operation by Operator.

          (a) Except as expressly provided otherwise in this Section, the Operator, at all times during the term of this Agreement, shall, with its own work force and at its sole cost and expense, operate and maintain the Existing Plant in a state of readiness to make available, and shall make available, an alternate or supplemental source of steam to the Owner and its Ancillary Customers, at the pressures and temperature and meeting the other requirements of the Steam Contract, within the shortest period of time technically and reasonably possible, but in all events within no more than six hours, after the interruption of the required supply of steam from the Facility, provided, however, that Operator shall have satisfied the requirements of this paragraph (a) if, within six hours following an interruption of the supply of steam attributable to the involuntary outage of both gas turbines of the Facility due to causes beyond the reasonable control of Operator, it shall have commenced delivery of at least 250,000 pounds of steam per hour from the Existing Plant and shall continue to fire additional boilers in the Existing Plant to the extent necessary to meet the Owner's additional demands for steam as promptly as is practical and consistent with the preservation and protection of the boilers.

          (b) Operator's obligations pursuant to this Section may be satisfied by its installation and operation at the Existing Plant of new boilers and related machinery, equipment and apparatus having a steam generation capability at least equal to the capability of the Existing Plant and sufficient to provide an alternate or supplemental source of steam to meet the steam requirements of Owner and its Ancillary Customers ("the Auxiliary System"). The Auxiliary System shall be approved by Owner, which shall not unreasonably withhold its approval. Operator shall obtain, and maintain throughout the term of this Agreement, good title to the Auxiliary System free and clear of any liens, encumbrances, security interests or charges. As security for the performance of Operator's obligations under this Agreement, Operator shall grant to Owner a prior first security interest, or a security interest subordinate only to a purchase money security interest, in the Auxiliary System ("the security interest") and execute and deliver to Owner such documents as Owner may reasonably request to evidence and perfect the security interest.

          (c) Whenever and so long as Operator shall rely upon the Auxiliary System to satisfy its obligations to provide an alternate or supplemental source of steam to Owner and its Ancillary Customers in the manner required by paragraph (a) of this Section (any such period "the Auxiliary Reliance Period"), it shall, with its own work force and at its sole cost and expense operate and maintain the Auxiliary System and the Existing Plant in the state of readiness required by paragraph (a).

          (d) All steam supplied to the Owner by the Operator from the Existing Plant or from the Auxiliary System shall be delivered in the manner and in accordance with the requirements of Section 1.04 and Section 2.01 of the Steam Contract and shall be purchased and sold at the price and in the manner stated in Sections 2.01, 2.02 and 2.03 of the Steam Contract.

          (e) For purposes of this Agreement, the term Existing Plant shall include any replacements and additions and shall also include the Auxiliary System unless the context or use clearly indicates its exclusion.

          (f) Operator shall operate the Existing Plant, at a minimum, in accordance with the requirements set forth in Exhibit C to this Agreement.

     Section 6.02. Operating Agreements. Operator shall not enter into, amend, modify, terminate or assign any operating agreement or other agreement for the operation or use of the whole or any part of the Existing Plant nor assign this Agreement without the prior written approval of Owner, provided, however, that Operator may assign this Agreement (i) to the holder of a Permitted Mortgage or
(ii) to any corporation, partnership or other entity controlling, controlled by, or under common control with the Operator. Any agreement entered into or assignment made by Operator in violation of this paragraph shall be null and void.

     Section 6.03. Owner Training. Throughout the Term of this Agreement, Operator, at its sole cost and expense, (i) shall provide Owner from time to time complete and up to date operating manuals, instructions and other documents and information relating to the operation and maintenance of the Auxiliary System and the Existing Plant and (ii) shall provide training to employees of Owner, designated by it from time to time, in the operation and maintenance of the Auxiliary System and the Existing Plant by the Operator's personnel regularly employed at the Existing Plant and the Facility.

                                   ARTICLE 7

                     REPAIRS, MAINTENANCE AND ALTERATIONS


     Section 7.01.      Repairs and Maintenance.

          (a) Operator, at its sole cost and expense, shall manage, maintain and promptly repair the Existing Plant including, without limitation, all machinery, equipment, fixtures, apparatus, lines, pipes, sidewalks, passageways, roadways, curbs, parking areas and landscaping, and all personal property used in the operation of the Existing Plant, and shall keep them in as good condition, ordinary wear and tear excepted, as they exist upon the Term Commencement Date or upon their subsequent installation, as the case may be, provided, however, that Owner shall be responsible for the maintenance and repair of the portions of the Existing Plant (i) reserved for the exclusive use of Owner, but only to the extent that such maintenance and repair is necessary principally because of Owner's use, or (ii) which are damaged or require unusual or extraordinary maintenance or repair as a result solely of Owner's use of the Existing Plant. Without limiting the foregoing, Operator shall maintain the capability of the Existing Plant to start up from a dead start, without utility power. "Repair" shall include replacement, restoration and renewal when necessary. Operator's obligations under this Article apply to all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, and foreseen and unforeseen. All repairs made by Operator shall be of good quality and class. Operator shall do all necessary shoring of foundations and walls of any structures of the Existing Plant and every other act or thing for the safety and preservation of them and any other part of the Existing Plant which may be necessary by reason of any excavation or other building operation upon any adjoining property or street, alleyway or passageway. Operator shall manage and maintain the Existing Plant as would a prudent owner and shall not commit, or permit to be committed, any waste or any nuisance on them, or permit any part of the Existing Plant to be used for any dangerous, noxious or offensive purpose, and shall not permit any damaged improvement to remain at the Existing Plant for an unreasonable period of time. Without limiting the generality of the foregoing and the provisions of Section 7.02, Operator shall repair and maintain the Existing Plant in accordance with the minimum requirements set forth in Exhibit D attached to this Agreement.

          (b) The steam boilers and related apparatus and equipment, and their replacements, if any, shall be rebuilt whenever and to whatever extent necessary. Rebuilding shall mean and include, without limitation, the replacement of the fire and water tubes, replacement of refractory, replacement of drums and frames, replacement of all burners, valves and related apparatus and equipment and replacement of flues and duct work. If Owner and Operator shall disagree as to the need for rebuilding, either party may notify the other of the impasse and, within ten (10) days of giving the notice, a professional consultant experienced in steam boiler maintenance and replacement (the "consultant") shall be selected by Owner and Operator. The consultant shall determine the need for rebuilding within thirty (30) days of his selection. If Owner and Operator are unable to agree upon a mutually acceptable consultant, within ten (10) days after the giving of the notice of impasse, each party shall, within five (5) days after the expiration of the ten (10) day period, select a consultant and the two consultants, within ten (10) days of their selection, shall select a third consultant who, within thirty (30) days of his selection, shall determine the need for rebuilding. The decision of the consultant shall be binding upon the parties. Should the consultant determine that any rebuilding is necessary, Operator shall promptly and diligently proceed with the implementation of the consultant's determination. The fees and expenses of each consultant in each determination made pursuant to this subparagraph or pursuant to subparagraph (c) or subparagraph (d) of this Section shall be borne as follows.
               (i) the fees and expenses of the consultant, if any, mutually acceptable to Owner and Operator shall be borne equally by Owner and Operator;
               (ii) if Owner and Operator are unable to agree upon a mutually acceptable consultant, each party shall pay the fees and expenses of the consultant it selects and the fees and expenses of the third consultant shall be borne equally by Owner and Operator.

          (c) Operator shall have the option to replace a boiler with a package boiler if replacement of the boiler shall be more economic than rebuilding the boiler. In determining whether replacement of a boiler is more economic than rebuilding a boiler, factors to be considered shall include long term maintenance and capital costs and fuel efficiency. The replacement package boiler shall have a dual gas and No. 2 oil firing capability with a steam production capability at least equal to that of the boiler replaced (including minimum temperature and pressure requirements) and shall meet United States ASME specifications, the requirements of New York State Boiler Code Rule 14, the requirements of the New York State Energy Conservation Code and the minimum standards set forth in Exhibit E. A replacement boiler shall not replace more than one boiler so that at all times there shall be at least four boilers having a steam production capability at least equal to the steam production capability of each of existing boilers 3, 4, 6 and 7 (which in the aggregate equals 500,000 pounds of steam per hour). Operator shall bear the cost and expense of the complete installation of the replacement boiler and of the removal of the boiler replaced. The installation of the replacement boiler and the removal of the boiler replaced shall be done in accordance with all provisions of this Agreement. The replacement boilers shall be installed free and clear of any liens, encumbrances, security interests or charges and, whether or not affixed or moveable, shall upon installation become the property of Owner and part of the Existing Plant. If Owner and Operator shall disagree on whether replacement of a boiler with a package boiler is more economic than the rebuilding of a boiler, either party may notify the other of the impasse and the issue shall be determined by the consultant in accordance with the procedure set forth in subparagraph (b) of this Section. The determination of the consultant shall be limited solely to the economics of replacement.

          (d) Operator shall keep and maintain the Existing Plant and all adjoining sidewalks, curbs, alleyways and passage ways in a clean and orderly condition, free of dirt, rubbish, snow, ice and unlawful obstructions.

          (e) Operator shall make available to Owner for its inspection at all times during normal business hours all records and documents relating to the operation, repair, maintenance and testing of the Existing Plant, including, without limitation, all operating logs and records and reports of inspection and testing maintained by the Operator in accordance with Exhibit D. Operator also shall furnish to Owner copies of the annual New York State boiler inspection report on the Existing Plant within thirty (30) days of issuance of the report by the insurance carrier.

          (f) Each of Operator's obligations to rebuild the steam boilers and related apparatus and equipment and their replacements, if any, pursuant to this
Section 7.01 ("Operator's rebuilding obligations") which arises during the first fifteen (15) years of this Agreement, or during the stated term, including any renewals, of an operating and maintenance agreement between Operator and an independent contractor approved by Owner (the "Approved Operator"), if greater than fifteen (15) years, (in either case the "Initial Guaranty Period") shall be secured by the guaranty of the Approved Operator in the form attached as Exhibit
F. Upon the expiration of the Initial Guaranty Period, or upon the termination of the guaranty of the Approved Operator, in accordance with the terms set forth in Exhibit F, prior to the expiration of the Initial Guaranty Period, Operator's rebuilding obligations shall be immediately secured by either (i) the guaranty by an entity ("the guarantor"), and in form, acceptable to Owner acting reasonably, having at all times a minimum of net worth, based upon audited financial statements by a firm of independent public accountants of recognized standing reasonably acceptable to Owner ("audited financial statements") equal to one hundred fifty percent (150%) of the cost of the replacement of all of the steam boilers and related apparatus and equipment ("the boiler replacement costs") or (ii) an irrevocable and unconditional letter of credit or other comparable financial assurance acceptable to Owner acting reasonably in an amount equal to one hundred percent (100%) of the boiler replacement costs, unless Operator shall, upon the expiration of the Initial Guaranty Period, or upon the termination of the guaranty of the Approved Operator, as the case may be, and at all times thereafter, have a minimum net worth, based upon its audited financial statements, equal to one hundred fifty percent (150%) of the boiler replacement costs. If at any time during the Initial Guaranty Period the net worth of the Approved Operator, based upon its audited financial statements, shall be less than one hundred fifty percent (150%) of the boiler replacement costs, Operator's rebuilding obligations shall also be secured by either (i) the guaranty of an entity ("the additional guarantor") and in form, acceptable to Owner acting reasonably, having at all times a minimum net worth, based upon its audited financial statements, equal to one hundred fifty percent (150%) of the boiler replacement costs or (ii) an irrevocable and unconditional letter of credit or other comparable financial assurance acceptable to Owner acting reasonably in an amount equal to one hundred percent (100%) of the boiler replacement costs, unless Operator shall at all times during the remainder of the Initial Guaranty Period have a minimum net worth, based upon its audited financial statements, equal to one hundred fifty percent (150%) of the boiler replacement costs.

          Operator shall provide Owner annually with audited financial statements (i) of Operator throughout the term of this Agreement and (ii) of the Approved Operator and of any additional guarantor, during the Initial Guaranty Period, within one hundred twenty (120) days following the end of the fiscal year of each. At least 90 days, but no more than 180 days, prior to the expiration of the Initial Guaranty Period, and at least thirty (30) days prior to the termination of the guaranty of the Approved Operator, Operator shall provide Owner with the audited financial statements of the guarantor, if any, to succeed the guaranty of the Approved Operator for its most recent fiscal year and thereafter, annually, audited financial statements within one hundred twenty
(120) days following the end of its fiscal year.

          Notwithstanding anything to the contrary contained in this subparagraph (f), the net worth requirement of the Approved Operator, the guarantor or the Operator under this subparagraph (f) shall be no greater than Twenty Million Dollars ($20,000,000) determined upon the book value of its assets, net of liabilities, or Sixty Million Dollars ($60,000,000) determined upon the fair market value of its assets, net of liabilities, based upon appraisals of the assets acceptable to Owner acting reasonably.

          Owner and Operator agree that the current boiler replacement costs are Eight Million Dollars ($8,000,000) for the replacement of boilers 3, 4, 6 and 7. The boiler replacement costs shall be increased upon each anniversary of the execution of this Agreement by five percent (5%) until the next determination of the boiler replacement costs.

          Owner and Operator shall use their best efforts to reach agreement on a redetermination of the boiler replacement costs upon the fifth anniversary of the Term Commencement Date and every fifth year thereafter. If Owner and Operator shall disagree on the boiler replacement costs, either party may notify the other of the impasse and the boiler replacement costs shall be determined by a consultant in accordance with the procedure set forth in subparagraph (b) of this Section. The boiler replacement costs as redetermined each fifth year shall be increased upon each anniversary of the Term Commencement Date by five percent (5%) (the "adjusted boiler replacement costs") until the next redetermination of the boiler replacement costs. The adjusted boiler replacement costs shall also be decreased ("the replacement cost decrease") by the undepreciated cost, as certified by a firm of national independent certified public accountants acceptable to Owner, of any replacement boilers installed by Operator (which for the purpose of this Section 7.01 shall be based upon a depreciation of such boilers over a period of 120 months on a straight line basis); provided, however, that the adjusted boiler replacement costs (including the replacement boilers) shall not be reduced, on a cumulative basis, by more than thirty-three and one-third percent (33-1/3%). The replacement cost decrease shall become effective when the replacement boilers shall have been installed in accordance with each of the provisions of this Agreement and shall have become operational. Upon each anniversary of the Term Commencement Date subsequent to the installation of any replacement boiler by Operator, and upon each redetermination of the adjusted boiler replacement costs every fifth year, the adjusted boiler replacement costs shall be further adjusted to reflect the then undepreciated cost of any replacement boilers installed by Operator, determined in the manner, and subject to the limitation of the reduction of the adjusted boiler replacement costs by no more than thirty-three and one-third percent (33-1/3%) on a cumulative basis, as provided in this subparagraph (f). All fees and expenses of each consultant in each determination of the boiler replacement costs pursuant to this subparagraph (f) shall be borne by Operator.

          (g) Owner acknowledges and agrees that each of Becon Construction Company, Inc. and Stewart and Stevenson Operations, Inc. is an Approved Operator.

     Section 7.02. Testing and Reports. Commencing on the first day of the month following the end of the first seven full calendar months of the term of this Agreement, and semi-annually thereafter, Operator shall provide Owner a report of all major maintenance performed on the Existing Plant within the previous six months and all major maintenance projected during the next six months. The reports shall be in such form and detail as Owner reasonably may request. Operator, at its sole cost and expense, shall at least twice during each calendar year, at such time as Owner shall designate upon thirty (30) days prior written notice to Operator, test the readiness and capability of the Existing Plant, or the Auxiliary System during the Auxiliary Reliance Period, as applicable, to furnish the steam requirements of the Owner and its Ancillary Customers within six hours after the interruption of the supply of steam from the Facility, by the operation of the Existing Plant, or the Auxiliary System, as applicable, and the supply of Owner's and its Ancillary Customers' steam requirements solely from the Existing Plant, or the Auxiliary system, as applicable, for a period of at least eight (8) hours. Operator, at its sole cost and expense, shall also perform, from time to time, such additional tests as Owner reasonably may request to determine the status of the maintenance and readiness of the Existing Plant, including the Auxiliary System.

     Section 7.03. Alterations, Improvements and Additions. Except as otherwise expressly provided in this Agreement, Operator shall not make any alterations, improvements or additions to the Existing Plant, including the Auxiliary System (collectively "alterations") without the prior written consent of Owner, which consent shall not unreasonably be withheld.

Operator's request to Owner for permission to make alterations shall be accompanied by detailed plans and specifications, estimated costs and the identity of the contractors which shall perform the work. Any alterations permitted by Owner shall be of good quality and class and shall be made in accordance with the requirements of Owner and all of the provisions of this Agreement. No part of the Existing Plant or of the Auxiliary System shall be removed without the prior written consent of the Owner. All alterations, improvements and additions made to the Existing Plant, except the Auxiliary System, and whether or not affixed or moveable, shall upon installation become the property of the Owner. The Auxiliary system shall become the property of the Owner upon the expiration or earlier termination of this Agreement in accordance with its terms.


                                   ARTICLE 8

                                UTILITY EXPENSES


          Section 8.01. Utilities. Operator shall pay and discharge punctually all sewer rents and charges for water, gas, electricity, light and power, and any and all other services and utilities furnished to the Existing Plant.


                                   ARTICLE 9

                                 NET AGREEMENT

     Section 9.01. Net Agreement. Except as otherwise expressly provided in
Section 9.03, the annual user charge payable by Operator pursuant to Section
5.01 under this Agreement shall be absolutely net to Owner, with the intent and effect that all costs, expenses and obligations of every kind and nature whatsoever relating to the Existing Plant, which may arise or become due during the term of this Agreement ("the expenses") shall be paid by the Operator and Operator shall indemnify and save Owner harmless from and against the expenses.

     Section 9.02. User Charge Not to Abate. Operator's obligation to pay the user charge under this Agreement shall not be affected by, nor shall it abate or be diminished or reduced on account of any want of repair, destruction or damage to the Existing Plant, regardless of the cause or extent of them, or for any inconvenience, discomfort, interruption of business or therwise arising from the making of alterations, changes, additions, improvements or repairs to the Existing Plant, or because of any present or future governmental laws, ordinances, requirements, orders, directives, rules or regulations, or for any other cause or reason.

     Section 9.03.  Compliance with Environmental and Safety Laws.

          (a) Prior to the execution of this Agreement, Operator shall caused to be conducted at its expense, by an engineering firm acceptable to an institutional lender providing financing for the Facility, an audit of the Existing Plant, the scope and description of which shall have been approved by Owner (the "audit"), for purposes of determining (i) the existence at the Existing Plant of any circumstance or condition which does not comply with all federal, state and local laws, codes and rules and regulations promulgated pursuant to statutory authority (collectively, "Environmental Laws") governing the production, generation, release, discharge, emission, disposal, transportation, containment, storage or remediation involving any substance which is hazardous or acutely hazardous to the public health or safety or which could be the basis for or support a claim under any Environmental Laws (any such substance, a "Hazardous Substance") and (ii) the Existing Plant's compliance with the requirements of the Occupational, Safety and Health Act of 1970 ("OSHA") and other applicable safety laws (collectively, "Safety Laws").

          (b) If any liability shall be imposed upon the Operator, at any time before or after the Term Commencement Date or the expiration or earlier termination of this Agreement, under or by reason of any Environmental Laws, (i) due to the existence of

Hazardous Substances at or about the Existing Plant (except any liability imposed upon the Operator because of any conditions caused by Operator, its employees, agents, contractors and assigns (collectively "the Operators") during the pre-term period or because of any aggravation by Operators after the Term Commencement Date of any conditions disclosed by the audit), the existence of which is determined prior to or as a result of the audit described in paragraph
(a) or (ii) occurs solely as a result of the acts or activities of Owner subsequent to such audit or (iii) occurs solely as a result of the negligence of Owner during the pre-term period, the Owner shall, at its sole cost and expense, comply with all requirements of Environmental Laws relating to such Hazardous Substances (other than asbestos which shall be governed exclusively by paragraph
(c)), including requirements relating to the removal or containment thereof, and shall save, defend, indemnify and hold the Operators harmless from and against any such liability, including without limitation, damages, fines, penalties, reasonable legal fees and all other reasonable costs to the Operators in connection therewith.

          (c) Owner acknowledges the presence at the Existing Plant of asbestos and represents and warrants that the condition of the asbestos in the Existing Plant presently complies with the Environmental Laws. Owner further agrees that all action necessary to remove or contain such asbestos in order to comply with the requirements of Environmental Laws (i) at the Term Commencement Date (except any removal or containment of asbestos necessary because of the acts or activities of the Operators during the pre-term period) or (ii) thereafter, to the extent that such removal or containment becomes necessary as a result solely of Owner's acts or activities within the Existing Plant subsequent to the Term Commencement Date, shall be effected by Owner at Owner's sole cost and expense. Owner shall save, defend, indemnify and hold harmless the Operators from and against any and all cost, liability, damage or expense (including reasonable legal fees and expenses) which any of them may incur or to which any of them may be subject by reason of the breach of the representation, warranty and agreement made by Owner pursuant to this paragraph (c). It is expressly understood and agreed that, except for the representation, warranty and agreement made by Owner with respect to asbestos in the

Existing Plant pursuant to this paragraph (c), Owner shall have no liability whatsoever to the Operators from, and the Operators shall assume, any liability which may be imposed for the continued existence of asbestos in the Existing Plant after the Term Commencement Date.

          (d) Owner shall, at its sole cost and expense, comply with all requirements of the Safety Laws (i) to the extent that the audit described in paragraph (a) determines that the Existing Plant is not in compliance with such requirements, or (ii) to the extent that conditions in the Existing Plant change after such audit as a result solely of Owner's acts or activities within the Existing Plant. Owner shall also be responsible for compliance with changes in the Safety Laws which become effective either (x) prior to the Term Commencement Date or (y) thereafter to the extent such changes apply solely to Owner's acts or activities within the Existing Plant.

          (e) The indemnification provided by Owner to Operators, and the remedies of Operators for any breach by Owner of any of the representations and warranties made by Owner, under this Section 9.03 shall be the sole and exclusive remedy of Operators against Owner with respect to the presence of Hazardous Substances and asbestos at the Existing Plant and shall be in lieu of any indemnification that might otherwise have been available to Operators pursuant to Article 14 of this Agreement.

     Section 9.04. Licensing Requirements. Owner shall upon request by Operator, and at Operator's sole cost and expense, provide Operator from time to time, but not more frequently than annually, until the Term Commencement Date with evidence reasonably satisfactory to Operator that the Existing Plant is in compliance with all applicable licensing requirements. From and after the Term Commencement Date, Owner shall cooperate with Operator as necessary to obtain and maintain all required licenses and permits for the operation of the Existing Plant in the name of Owner, Operator, or both, if necessary, at Operator's sole cost and expense.

                                  ARTICLE 10

                       REQUIREMENTS OF PUBLIC AUTHORITY


     Section 10.01.      Compliance by Operator.

          (a) Except as otherwise provided in Section 9.03, from and after the Term Commencement Date, Operator, at its sole cost and expense, shall promptly comply with all present and future laws, ordinances, requirements, orders, directives, rules and regulations of all federal, state, county, town and city governments and of all other governmental authorities, departments, boards and officers, and all orders, rules and regulations of the National and New York Boards of Fire Underwriters or any other body or bodies which may exercise similar functions, foreseen and unforeseen, ordinary and extraordinary, applicable to the Existing Plant or any part of it or to its use, whether in force at the Term Commencement Date or passed, enacted or directed in the future, and whether or not compliance shall require structural changes (collectively in this Article "the requirements"). Operator shall also comply with all requirements to the extent of their application to Operator's use of the Existing Plant during the pre-term period. Operator shall pay all costs, expenses, liabilities, losses, damages, fines, penalties, claims and demands, including reasonable counsel fees (collectively "the costs"), that may in any manner arise from or be imposed because of the failure of Operator to comply with this Article and shall indemnify, hold harmless and defend Owner of and from the costs.

          (b) Owner has not received any notice, and is not aware, of any noncompliance of the Existing Plant with the requirements as of the date of this Agreement, except as set forth in this paragraph (b). Owner has been informed that an industrial wastewater discharge permit (the "discharge permit") will be required from the Onondaga County Department of Drainage and Sanitation for the discharges by the Existing Plant into the Onondaga County Sewer System. Owner is finalizing plans for the modifications necessary for completion of its application for the discharge permit. Owner has also undertaken various corrective measures to assure the Existing Plant's compliance with OSHA ("the compliance measures"). Owner shall diligently prosecute the application for the discharge permit and the compliance measures and shall obtain the discharge permit and complete the compliance measures prior to the Term Commencement Date. Owner shall promptly notify Operator of any such notice received by Owner hereafter, shall provide Operator with copies of all communications made or received by Owner relating thereto, and shall, until the Term Commencement Date, comply with all requirements in force prior to the Term Commencement Date to the same extent as required of Operator thereafter. Owner shall indemnify Operator for any liability imposed upon Operator for Owner's noncompliance with such requirements before the Term Commencement Date (except to the extent that such liability arises from Operator's use of the Existing Plant during the pre-term period).

          (c) Operator shall comply with the requirements of all policies of public liability, fire and all other policies of insurance in force with respect to the Existing Plant.

     Section 10.02. Challenge to Validity. Operator shall have the right, after prior written notice to the Owner, to contest by appropriate legal proceedings ("the proceedings") diligently conducted in good faith, in the name of the Operator, Owner, or both, if necessary, without cost or expense to Owner, the validity or application of the requirements. If compliance with the requirements may be delayed during the proceedings without the incurrence of any lien, charge or liability of any kind against the Existing Plant that cannot be bonded and without subjecting Operator or Owner to any liability, civil or criminal, for failure to comply with them, Operator may delay compliance with them until the final determination of the proceedings. Owner shall execute all documents reasonably necessary for the proceedings.


                                  ARTICLE 11

                            COVENANT AGAINST LIENS

         Section 11.01. Operator's Obligations to Discharge. Operator shall not create or permit to be created and shall promptly discharge, any mechanic's, laborer's, or materialman's lien, or any other charge which might be or become a lien, encumbrance or charge upon the Existing Plant ("the lien"), except for any lien that is being contested in good faith by appropriate proceedings and is appropriately bonded or results from any act or omission for which Owner is responsible pursuant to Section 7.01, Section 9.03, Section 10.01(b) or Owner's acts or activities subsequent to the Term Commencement Date.

         Section 11.02. Right to Discharge.  If any lien included in Section
11.01 shall be filed against the Existing Plant, Operator, at its own cost and expense, within 30 days after the filing of the lien, shall discharge it of record or post a bond reasonably satisfactory to Owner to assure its discharge. If Operator fails to discharge or bond the lien within 30 days after its filing, Owner, in addition to any other right or remedy it may have, and without waiving its right to declare a default, may discharge the lien of record or post a bond to assure its discharge. Any amounts paid by Owner in the discharge or bonding of the lien, including, but not limited to, penalties, interest, costs, allowances and reasonable attorney's fees, together with interest at the rate of l8% per annum, shall be paid by Operator to Owner on demand. Any amount paid by Operator in the discharge or bonding of a lien which results from any act or omission for which Owner is responsible pursuant to Section 9.03, including, but not limited to penalties, interest, costs, allowances and reasonable attorney's fees, together with interest at the rate of 18% per annum, shall be paid by Owner to Operator on demand.

         Section 11.03. No Implied Consent of Owner. Except to the extent of the acknowledgement of an Approved Operator pursuant to Section 7.01 (g), nothing in this Agreement shall be construed as the consent or request of Owner, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any improvement, alteration or repair of the Existing Plant.

                                  ARTICLE 12

                       ACCESS TO EXISTING PLANT BY OWNER


         Section 12.01. In addition to the rights of use reserved by Owner pursuant to Section 2.02, Owner and its authorized representatives shall continue to have access, upon reasonable notice, to the Existing Plant at all times during normal business hours for all purposes, including, without limitation, inspection and testing of the Existing Plant and making any necessary repairs or maintenance or performing any other work required to be performed by Owner pursuant to Section 7.01 or that may be necessary because of Operator's failure to make repairs or perform other work after written notice from Owner, or at any time without notice in case of emergency. Owner shall also have access to the Existing Plant at all times for the purpose of obtaining and testing samples of the condensate return. Operator shall also provide to Owner suitable space within the Existing Plant to enable Owner to test the condensate return. Owner's right of access shall not imply any duty on its part to perform any repairs or other work and Owner's performance of any repairs or work shall not constitute a waiver of any default of Operator.

         Section 12.02. During the progress of any work at the Existing Plant by Owner pursuant to Section 12.01, Owner may store all necessary materials, tools, supplies and equipment at the Existing Plant. Except as provided in
Section 9.03 or Section 14.02, Owner shall not be liable for any damage incurred by Operator because of the performance of those repairs or work, or the storing of materials, tools, supplies and equipment at the Existing Plant in connection with such work.


                                  ARTICLE 13

                                  SURRENDER

          Section 13.01. Surrender of Operation. Upon the expiration or earlier termination of the term of this Agreement, Operator shall surrender to Owner the operation and use of the Existing Plant, including the Auxiliary System, without delay, in as good condition and repair as it exists upon the Term Commencement Date or upon the subsequent date of installation, as the case may be, except for damage occasioned by Owner's acts or activities and for reasonable wear and tear after the last necessary repair, replacement, restoration or renewal made by Operator, and free and clear of all liens, encumbrances and charges other than those resulting from any acts or activities for which Owner is responsible as described in Section 11.01, without any payment or allowance by Owner on account of any improvements to the Existing Plant, and all rights of Operator under this Agreement and in the Existing Plant, including the Auxiliary System, shall terminate. Notwithstanding the expiration or termination of this Agreement, each of the parties shall remain liable to the other for any loss or damage suffered by the other because of any default of such party. Upon surrender, Operator shall assign to Owner all operating agreements and other agreements relating to the operation or use of the Existing Plant, as Owner may request.

          Section 13.02. Except as otherwise provided in the last sentence of
Section 3.02, any personal property of Operator remaining at the Existing Plant after the 60 day period following expiration or earlier termination of this Agreement, may, at the option of owner, be deemed to have been abandoned by Operator and may be retained by Owner as its property, or disposed of, without accountability, by Owner in such manner as it deems appropriate. In addition, Owner, at its option, within thirty days after the expiration or earlier termination of this Agreement, and upon ten days written notice to Operator, may require Operator, at Operator's sole cost and expense, to remove from the Existing Plant any fuel oil (other than fuel oil which Owner is obligated to purchase pursuant to Section 3.02) from the underground oil storage tanks and from any other storage area at the Existing Plant, any inventory not purchased by Owner and any other personal property of Owner within thirty days of the giving of notice by Owner.

          Section 13.03. The provisions of this Article shall survive the expiration or earlier termination of this Agreement.


                                   ARTICLE 14

                                   INDEMNITY


          Section 14.01. Operator's Indemnification of Owner. The Operator shall indemnify and hold the Owner harmless from and against any and all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable fees of architects, engineers, attorneys and other professionals and experts (collectively "claims"), which may be imposed upon, incurred by or asserted against Owner because of any of the following, unless the claims arise as a consequence of the action or failure to act by the Owner pursuant to Section 9.03 or otherwise or the Owner's use of the Existing
Plant:
               (i) Any work or thing done in, on or about the Existing Plant;

               (ii) Any use, non-use, occupation, condition, operation, maintenance or management of the Existing Plant or any part of it;

               (iii) Any act or omission of Operator or any of its agents, contractors, servants, employees, licensees, or invitees; or

               (iv) Any accident, injury or death to any person or damage to any property occurring in, on or about the Existing Plant.

          If any action or proceeding is brought against Owner because of any one or more of the claims, Operator, at its sole cost and expense, upon written notice from Owner, shall defend that action or proceeding by counsel approved by Owner in writing.

          Section 14.02. Owner's Indemnification of Operator. The Owner shall indemnify and hold the Operator (including for this purpose any corporation, partnership or other entity controlling, controlled by or under common control with, the Operator) harmless from and against any and all claims which may be imposed upon, incurred by or asserted against the Operator because of any of the following, unless the claims are covered by Section 9.03 or by the Lease or arise as a consequence of the action or failure to act by the Operator:

             (i) any work or thing done in, on or about the premises of the Owner (excluding the Existing Plant except to the extent covered by clause (v) below);

             (ii) any use, non--use, possession, occupation, condition, operation, maintenance or management of the premises of the Owner (excluding the Existing Plant except to the extent covered by clause (v) below);

             (iii) any act or omission of the Owner or any of its agents, contractors, servants, employees, licensees, or invitees;

             (iv) any accident, injury or death to any person or damage to property occurring in, on or about the premises of the Owner (other than the Existing Plant except to the extent covered by clause (v) below); or

             (v) any use of the Existing Plant by Owner.

          If any action or proceeding is brought against Operator because of any one or more of the claims, Owner, at its sole cost and expense, upon written notice from Operator, shall defend that action or proceeding by counsel approved by Operator in writing.

          Section 14.03. Limitation of Owner's Indemnity. The indemnification of Operator by Owner and of Owner by Operator pursuant to this Article shall in all events be limited by the applicable provisions of Section 9.03.

          Section 14.04. The provisions of this Article shall survive the expiration or earlier termination of this Agreement.


                                  ARTICLE 15

                                  INSURANCE

     Section 15.01. Casualty Insurance. Operator, at its sole cost and expense, shall keep the Existing Plant insured against loss or damage by fire or other casualty, with such extended coverage as shall from time to time be customary for premises similarly situated in the Syracuse, New York, area, with a replacement cost endorsement, in amounts sufficient to prevent Owner or Operator from becoming a co-insurer within the terms of the policy and in no event less than one hundred percent (l00%) of the replacement value of the Existing Plant, exclusive of the cost of foundations, excavations, and footings below the lowest basement floor, without any deduction for depreciation. At the request of Owner, and at the sole cost and expense of Operator, the replacement value shall be determined from time to time, but not more frequently than once every two years, by an appraiser acceptable to Owner.

     Section 15.02. Other Insurance. Operator, at its sole cost and expense, shall maintain:

         (a) general public liability insurance against all claims for bodily injury, death or property damage, occurring upon, in or about the Existing Plant, and on or about any adjoining sidewalks and passageways, in the amount of at least $5,000,000 for injury or death to any one person and $25,000,000 for injury or death to more than one person in any one accident or occurrence and $10,000,000 for damage to property or in such greater limits as may be required by Owner;

          (b) boiler and pressure vessel insurance, including pressure pipes, upon all steam boiler and other pressure vessels and pipes in the Existing Plant in an amount not less than the greater of $10,000,000 or the replacement value of the boilers, pressure vessels and pipes;

          (c) Worker's compensation insurance, disability benefits insurance and all other insurance Operator is required by law to provide covering loss resulting from injury, sickness, disability or death of all persons employed by Operator or by Operator's contractors, subcontractors, or agents;

          (d) Contractual Coverage Insurance providing protection for Operator and Operator's contractors, subcontractors and agents against damage claims that may arise from operations under this Agreement, with limits in the amounts required in paragraph (a) of this Section;

          (e) business interruption insurance in an amount that can be obtained by the payment of an annual premium of $10,000 during the Base Year and by the payment of an additional $1,000 in each succeeding year. The maximum annual premium shall not exceed $50,000; and

          (f) such other insurance and in such amounts as may from time to time be reasonably required by Owner.

     Section 15.03.  Evidence of Insurance and Possession of Policy.

          (a) All insurance required by this Article shall be obtained by valid and enforceable policies, issued by insurers of recognized responsibility and licensed to do business in the State of New York. Prior to the Term Commencement Date, Operator shall deliver to Owner certified copies of the policies of insurance to be furnished by Operator. Thereafter, Operator shall furnish to Owner, not less than thirty (30) days prior to the expiration dates of such policies, certified copies of the renewal policies. Operator shall also deliver to Owner evidence satisfactory to Owner of the payment in full of the premiums on such policies (i) prior to the Term Commencement Date, for the period covered by the initial policies and (ii) prior to the expiration dates of such policies and any renewal policies, for the period covered by the renewal policies.

          (b) Blanket Insurance. Operator may obtain the insurance required by
              -----------------
this Article under a blanket insurance policy or policies ("the blanket policies") covering the Existing Plant and other properties, provided:

              (i) the blanket policies shall specify, or Operator shall furnish Owner with a written statement from the insurers under the blanket policies specifying, the amounts of the total insurance specifically allocated to the Existing Plant which shall not be less than the amounts required by this Article;

          (ii) the amounts specified shall be sufficient to prevent any one of the assureds from becoming a co-insurer within the terms of the applicable policy; and

          (iii) the blanket policies shall in all respects comply with the endorsements and coverage required by this Article.

     Section 15.04. Limitations Upon Concurrent Insurance. Except the insurance required by Section 15.02(a), neither Owner nor Operator shall obtain separate insurance concurrent in form, or contributing in the event of loss, with the insurance required by this Article, unless Owner and Operator are named insureds, with loss payable as required by this Agreement, provided, however, that Owner may obtain business interruption/extra expense insurance without including Operator as a named insured. Each party shall immediately notify the other of any such separate insurance and Operator shall deliver the policies to Owner as required by Section 15.03.

     Section 15.05. Disbursement of Proceeds.

          (a) All policies of insurance required by this Article ("the policies") shall name Owner and Operator as insureds as their interests may appear. The loss, if any, under the policies shall be adjusted and the proceeds disbursed as follows:

               (i) If the damage or destruction does not exceed $250,000, the loss shall be adjusted by Operator and the proceeds shall be paid to Operator for the repair of the damage; and

               (ii) If the damage or destruction exceeds $250,000, the loss shall be adjusted by Owner and the proceeds shall be disbursed in accordance with Article 18.

               (b) The policies shall provide that any loss shall be adjusted and the proceeds paid as provided in this Agreement.

          Section 15.06. Notice of Cancellation. The policies and certificates evidencing the policies shall provide for thirty (30) days prior written notice to Owner of any cancellation, reduction in amount or change in coverage.

          Section 15.07. Apportionment of Premiums Upon Expiration of Term. Upon the expiration of the term of this Agreement, all transferable policies shall, at Owner's option, be transferred by Operator to Owner and the premiums on them shall be apportioned between Owner and Operator if Operator is not in default under this Agreement.

                                  ARTICLE 16

                                EMINENT DOMAIN


     Section 16.01. Termination of Agreement. If all or substantially all of the Existing Plant shall be taken for any public or quasi-public use under any statute, by right of eminent domain or by private purchase in lieu of a taking (the "Condemnation Proceedings"), this Agreement shall automatically terminate on the date title passes or possession is taken, whichever occurs first. If less than all or substantially all of the Existing Plant is taken, this Agreement shall continue in full force and effect as to the portions not taken. For purposes of this Article substantially all of the Existing Plant shall be deemed taken if the portions not taken shall be insufficient for its continued use for the purpose stated in Section 4.01. The provisions of this Article shall survive the termination of this Agreement.

     Section 16.02. Distribution of Condemnation Proceeds. The net award for any taking of the Existing Plant, after deducting all expenses and costs, including attorneys fees ("the net award") shall be apportioned between Owner and Operator as follows:

          (a) First, the amount which represents the then present value, at the time of the taking, of the Owner's right to receive the then applicable annual user charge provided in Section 5.01 for the remainder of the forty (40) year term of this Agreement, calculated at a rate of interest of 8 percent per annum, shall be paid to Owner;

          (b) Second, from the balance of the net award, the amount of the accrued Subordinated User Charges and Deferred User Charges, with interest, shall be paid to the Owner;

          (c) Third, from the remaining balance of the net award, the amount which represents the Operator's undepreciated cost of the Auxiliary System, determined in accordance with generally accepted accounting principles, shall be paid to Operator;

          (d) Fourth, the amount equal to that fraction of the then remaining balance of the net award, the numerator of which is the remaining years of the term of this Agreement and the denominator of which is forty (40), shall be paid to the Operator and the remaining balance of the net award shall be payable to Owner.

     Section 16.03. Partial Taking. If less than substantially all of the Existing Plant is taken (the "partial taking"), the condemnation proceeds shall be payable to Owner and disbursed to Operator, who shall, to the extent of the condemnation proceeds, promptly restore the Existing Plant to a complete architectural unit and, to the extent reasonably practicable, as nearly like its condition prior to the taking. The balance of the condemnation proceeds, if any, remaining after the completion of the restoration shall belong to and be retained by Owner.


                                  ARTICLE 17

                        RIGHT OF EACH PARTY TO PERFORM
                            COVENANTS OF THE OTHER

          Section 17.01. If either party shall fail to perform any of its obligations under this Agreement, the other party (the "curing party") may, at its option, after ten (10) days' notice to the defaulting party, or without notice in case of an emergency, perform any of such obligations.

          Section 17.02. Any moneys paid and all costs and expenses incurred by the curing party, including reasonable attorneys' fees, in the performance of the defaulting party's obligations under this Agreement, together with interest at the rate of eighteen per cent (18%) per annum, shall be paid by the defaulting party to the curing party on demand.

          Section 17.03. The curing party's exercise of its rights under this Article shall not constitute a waiver of any other rights or remedies it may have because of the default of the other party.


                                  ARTICLE 18

                             DAMAGE OR DESTRUCTION


     Section 18.01.

            (a) If the Existing Plant or any part of it shall be damaged or destroyed by fire or otherwise, Operator shall promptly notify Owner, and, at its sole cost and expense, and whether or not the insurance proceeds are sufficient, restore, repair, replace, or rebuild the Existing Plant (individually and collectively "restore" or "the restoration"), provided, however, that if the insurance proceeds are insufficient for the restoration, Operator's obligation to restore with funds other than insurance proceeds shall be subject to Owner's obligation of indemnity to Operator, if any, and to the extent required, under the Agreements or any of them, whether or not hereafter expressly so stated. The restoration shall be at least equal in quality and class to the original, and shall be performed pursuant to plans and specifications approved by Owner acting reasonably and in accordance with all other provisions of this Agreement. The restoration shall be commenced within ninety (90) days from the date of the damage or destruction, provided, however, that Owner shall grant such extensions of time for the adjustment of insurance and the preparation of the plans and specifications as reasonably may be required. The architect or engineer in charge of the restoration shall be selected by Owner, with the approval of Operator, which approval shall not be unreasonably withheld. Operator shall diligently complete the restoration.

          (b) The insurance proceeds payable because of damage to or destruction of the Existing Plant ("the insurance proceeds") shall be paid to Owner, except as otherwise provided in Section 15.05(a)(i). The insurance proceeds, net of the costs of adjustment and collection ("the net insurance proceeds"), shall be disbursed in accordance with the following subparagraphs.

          (c) The net insurance proceeds shall be disbursed to Operator for the restoration, in installments equal to ninety per cent (90%) of the work completed and materials furnished in the restoration, upon the written request of Operator accompanied by the following:

               (i) evidence, by an official search of a licensed title insurance company doing business in Syracuse, New York, approved by Owner, that no lien has been filed against the Existing Plant; and

               (ii) a certificate signed and verified by Operator and the architect or engineer in charge of the restoration, stating that:

                    A. the amount requested is justly due to contractors, subcontractors, materialmen, engineers, architects or other persons who have rendered services or furnished materials for the restoration, a description of the services and materials and the amounts due each person, and that no part of the amount requested has been included in any other request by Operator;

               B. except for the amount requested, after due inquiry, no other amounts are due on the date of the certificate for labor, wages, materials, supplies or services in connection with the restoration;

               C. the cost of labor and materials required to complete the restoration will not exceed the net insurance proceeds remaining after payment of the amount requested; and

               D. the restoration is in substantial compliance with the plans and specifications approved by Owner and has been performed in accordance with all the provisions of this Agreement.

          (d) Upon completion of the restoration, there shall be paid to Operator, from, and only to the extent of, the net insurance proceeds, an amount equal to 100% of the costs of work completed and materials furnished in the restoration less the amounts previously disbursed to Operator, provided Operator shall have complied with all the requirements and provisions of this Article and shall have obtained an unconditional permanent certificate of occupancy, if required, from the appropriate governmental authority.

          (e) Upon receipt of evidence satisfactory to Owner that the restoration has been completed in accordance with the provisions of this Agreement and its cost paid in full and that there are no liens upon the Existing Plant, the net insurance proceeds remaining, if any, shall be paid to Operator, provided Operator is not in default under this Agreement.

          (f) If this Agreement shall be terminated for any reason, Owner shall be entitled to all insurance proceeds, and Operator shall have no interest in, nor any right, title, or claim to them.

          (g) No destruction or damage to the Existing Plant or any part of it shall relieve Operator from its obligation to pay the user charge or from any of its other obligations under this Agreement, subject, however, to Owner's obligation of indemnity to Operator, if any, and to the extent required, under the Agreements or any of them.

                                  ARTICLE 19

                                 LATE CHARGES


     Section 19.01. Past Due User Charges. Except as otherwise contemplated by
Section 5.03, if Operator shall fail to pay the user charge when due and payable, Operator shall pay to Owner, as an additional user charge, an amount calculated at a rate per year equal to 18% on the delinquent user charge, until paid in full. Nothing in this section shall limit Owner's rights and remedies under any other provision of this Agreement.


                                  ARTICLE 20

                                    DEFAULT


     Section 20.01. Events of Default. Any one or more of the following events shall constitute an event of default (an "event of default")

          (a) Operator's failure to pay any user charges when due and payable (otherwise than as permitted under Section 5.03) and the continuation of the failure for sixty (60) days after written notice from Owner;

          (b) Operator's failure to observe and perform any of the terms, covenants, conditions, limitations or agreements under this Agreement on Operator's part to be observed or performed (except the obligation described in paragraph (a) of this Section) and the continuation of the failure for a period of sixty (60) days after notice from Owner specifying the nature of the failure. If the event of default is curable but Operator is unable, exercising due diligence, to cure the default within sixty (60) days after such notice, so long as Operator shall commence and diligently prosecute the curing of the default, the Operator shall have a period of one hundred twenty (120) days from the date notice of default shall have been given by Owner within which to cure the default. Operator shall have such additional time for compliance with the requirements described in Article 10 as may be granted by the applicable governmental authorities having jurisdiction, provided that Operator shall proceed diligently and that compliance may be delayed without the incurrence of any lien, charge or liability of any kind against the Existing Plant and without subjecting Owner to any liability, civil or criminal. If Operator is unable, exercising due diligence, to cure a default in the rebuilding of the steam boilers and related apparatus and equipment within such 120 day period, Operator shall have a period of one (1) year from the date notice of default shall have been given by Owner (exclusive of delays caused by force majeure and other reasons beyond the reasonable control of Operator) within which to cure the default so long as Operator shall diligently prosecute the curing of the default; provided, however, that delays caused by force majeure or by reasons beyond the reasonable control of Operator shall not extend the period of cure beyond two (2) years from the date notice of default shall have been given by Owner to Operator.

          (c) Operator shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future federal, state or other bankruptcy or insolvency statute or law (collectively in this Article "insolvency laws"), or shall seek, consent to or acquiesce in the appointment of any bankruptcy or insolvency trustee, receiver or liquidator of Operator or of all or any substantial part of its properties or the Facility;

          (d) The commencement of any action, case or proceeding ("proceeding") against Operator seeking (i) any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any insolvency laws, or (ii) the appointment, without the consent or acquiescence of Operator, of any trustee, receiver or liquidator of Operator or of all or substantially all of its properties or the Facility, and the proceeding shall continue undismissed or unstayed for a period of ninety (90) days;

          (e) Operator shall abandon the Existing Plant;

               (f) The termination of the Steam Contract for any reason other than the default of Owner; and

               (g) The termination of the Lease Agreement for any reason other than the default of Owner.

Each notice to Operator pursuant to this Section 20.01 shall also be given to the holders of a Permitted Mortgage, as defined in Article 23 of the Lease Agreement, who shall have been identified in a written notice by the Operator to the Owner, at the address of the holder stated in the Operator's notice to Owner.

     Section 20.02.  Remedies on Default.

          (a) Upon any one or more events of default, Owner may, at its option, at any time thereafter, give written notice to Operator specifying the event or events of default and stating that this Agreement shall terminate on the date specified in the notice, which shall be at least ten days after the giving of the notice. The notice of termination shall also be given to the holders of a Permitted Mortgage described in Section 20.01. Upon the date specified in the notice, this Agreement and all rights of Operator under this Agreement shall terminate. The termination of this Agreement by Owner shall not relieve Operator of its liability under this Agreement, which shall survive.

          (b) Upon termination of this Agreement pursuant to this Section, Operator shall surrender the use and operation of the Existing Plant to Owner. Owner, upon, or at any time after, the termination of this Agreement, without additional notice and without prejudice to any other rights and remedies it shall have at law or in equity, may occupy, use and operate the Existing Plant, and remove from it Operator, its agents, employees, servants, licensees, and other persons, firms or corporations and all or any of its or their property, by force or otherwise, without being liable for damages for such action.

          (c) Upon Owner's termination of this Agreement:

               (i) Operator, until the end of what would have been the term of this Agreement in the absence of termination, shall be liable to Owner, for damages for Operator's default, which shall include, without limitation, all reoccupation costs, operating expenses, legal expenses and reasonable attorneys' fees;

               (ii) Owner shall be entitled to recover damages from Operator, by separate action, actions or proceedings, annually or at such other time or times when the annual user charges provided for in Section 5.01(a) would have been payable under this Agreement if it were still in effect.

          (d) Nothing in this Article shall limit or prejudice the right of Owner to prove and obtain damages in an amount equal to the maximum allowed by any statute or rule of law in effect at the time those damages are to be proved, whether or not that amount is greater than the amount provided by this Article.

          (e) Upon any one or more events of default, or whenever and for so long as Owner, in its reasonable judgment, deems it necessary (whether or not an event of "force majeure" exists) (i) to preserve its property and the property of its Ancillary Customers, (ii) to avoid injury to persons or (iii) to permit the continued comfortable use and occupation of its buildings and structures and those of its Ancillary Customers which are supplied steam by the Operator (any of the circumstances described in the preceding clauses (i), (ii) and (iii), an "emergency"), Owner may also, at its option, at any time during the continuance of such default or emergency, immediately assume operating control of the Existing Plant and may continue operating control until the termination of such default or emergency, Owner's election to discontinue operating control or Owner's termination of the Agreement, whichever occurs first. Owner's election to assume operating control of the Existing Plant shall be communicated to the Operator by delivery of written notice or delivery of telephonic notice confirmed in writing within 24 hours. Thereafter, Owner shall be entitled to the immediate operation and use of the Existing Plant and Owner may occupy, use and operate the Existing Plant and remove from it Operator, its agents, employees, servants, licensees and other persons, firms or corporations and all or any of its or their property by force or otherwise, without being liable for damages for such action.

          Owner may at any time discontinue operating control of the Existing Plant on 30 days written notice to the Operator stating the effective date of its discontinuance. Upon the effective date of Owner's discontinuance of operating control of the Existing Plant, Operator shall resume the operation of the Existing Plant in accordance with the terms, conditions, covenants and provisions of this Agreement. Owner may require, as a condition to Operator's resumption of operation of the Existing Plant, that Operator shall have cured all curable defaults and shall have provided Owner with the guaranty or other security required by subparagraph (f) of Section 7.01.

          Upon Owner's assumption of operating control of the Existing Plant or upon its termination of this Agreement, Owner may, but shall not be obligated to, operate the Existing Plant to supply its steam requirements and the steam requirements of its Ancillary Customers. Owner's assumption of operating control of the Existing Plant or Owner's termination of this Agreement shall not relieve Operator of its obligations to Owner pursuant to the Steam Contract, except to the extent such assumption prevents Operator from the performance of its obligations under the Steam Contract.

          All reasonable costs, expenses and obligations of every kind and nature whatsoever relating to the Existing Plant, whether in its operation or in its maintenance in the state of readiness required under this Agreement, incurred by the Owner after its assumption of operating control of the Existing Plant, or after its termination of this Agreement, shall (unless the Owner would have been responsible for such costs under this Agreement regardless of whether it assumed operating control) be offset against all sums or amounts, if any, payable by Owner to Operator under the Steam Contract. If and to the extent that Owner operates the Existing Plant to supply its steam requirements and the steam requirements of its Ancillary Customers, its obligations to Operator, if any, to pay for steam pursuant to the Steam Contract shall be reduced by the Owner's production cost of steam available for the Owner's distribution system as it leaves the Existing Plant, excluding costs attributable to distribution which will include but not be limited to the applicable salary, operating, equipment, overhead and depreciation costs of such distribution system, as conclusively determined by the Owner's independent certified public accountants.

          (f) Notwithstanding anything to the contrary contained in this Section 20.02, Owner (i) shall not have the right to assume operating control of the Existing Plant because of non-material defaults in the operation and maintenance of the Existing Plant and (ii) shall not have the right to terminate this Agreement because of an event of default described in paragraph (b) of Section
20.01 (other than defaults which can be cured or satisfied by the payment of money and any default in the rebuilding of the steam boilers and related apparatus and equipment pursuant to Section 7.01) unless the default shall be a material default; provided, however, that the limitation of Owner's remedies of the assumption of operating control of the Existing Plant or the termination of this Agreement imposed by this paragraph (f) shall not apply if the default of Operator would subject Owner or its Ancillary Customers to any liability, costs, fines or penalties under applicable law, including the requirements described in
Article 10.

     Section 20.03. Upon any breach or threatened breach by Operator of any of the agreements, terms, covenants or conditions contained in this Agreement, Owner may enjoin the breach or threatened breach and may invoke any right and remedy allowed at law, in equity, by statute, or otherwise.

     Section 20.04. Each right and remedy under this Article shall be in addition to every other right or remedy provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, for the defaults enumerated in this Agreement or for any other breach of this Agreement, including, without limitation, the right to recover damages for breach of this Agreement, provided, however, that Owner shall have no right to terminate this Agreement, the Steam Contract or the Lease Agreement (collectively the "Agreements"), except as expressly provided in the Agreements. Each right and remedy shall be cumulative and the exercise by Owner of any one or more of its rights or remedies shall not preclude the simultaneous or later exercise by the Owner of any or all other rights or remedies it may have.

          Section 20.05. This Article shall survive any termination or expiration of this Agreement.

          Section 20.06. Owner may, at its option, from time to time, commence actions to recover any user charges or damages and nothing in this Agreement shall be deemed to require Owner to await the date this Agreement would have expired had there been no default by Operator or no termination by owner.

          Section 20.07. Owner and Operator agree to execute and deliver a Consent and Agreement with respect to every Permitted Mortgage.


                                  ARTICLE 21

                                   WAIVERS


          Section 21.01. Waivers. No failure by the Owner or the Operator to insist upon the strict performance of any agreement, term, covenant or condition of this Agreement or to exercise any right or remedy upon a breach of any of them, and no acceptance of full or partial payment during the continuance of any breach, shall constitute a waiver of the breach or of the agreement, term, covenant or condition. No agreement, term, covenant or condition to be performed or complied with by the Operator or the Owner, and no breach of any of them, shall be waived, altered or modified except by a written instrument executed by the Owner or the Operator, as the case may be. No waiver of any breach shall affect or alter this Agreement, and each and every agreement, term, covenant and condition of this Agreement shall continue in full force and effect with respect to any other existing or subsequent breach.

                                  ARTICLE 22

                                REPRESENTATIONS


          Section 22.01. Except as expressly provided in Sections 9.03, 9.04 and 10.01, no representation, statement, or warranty, express or implied, has been made by Owner as to the condition of the Existing Plant, or its permitted use by Operator for the purposes of this Agreement under applicable laws, ordinances and regulations ("the regulations"). Except as expressly provided in Sections 9.03, 9.04 and 10.01, or except to the extent that the regulations are applicable solely to the particular use of the Existing Plant by Owner after the Term Commencement Date, Operator assumes all responsibility for compliance with the regulations, and Owner shall have no liability or responsibility or any defect in the Existing Plant or for any limitations upon the use of the Existing Plant.

                                  ARTICLE 23

                                 FORCE MAJEURE


          Section 23.01. If Owner or Operator shall be delayed, hindered in or prevented from the performance of any act required under this Agreement by reason of acts of God or a public enemy, strikes, lockouts, riots, injunctions or other interference through legal proceedings, state, federal or local laws or regulations or requisitions of any governmental authority ("force majeure"), performance of that act shall be excused for the period of the delay and the period for the performance of the act shall be extended for a period equivalent to the period of the delay, provided the party delayed shall give the other party written notice and full particulars of the force majeure within a reasonable time after the event occurs. The provisions of this Article shall not excuse Operator from the prompt payment of all user charges under this Agreement.

                                  ARTICLE 24

                                    NOTICE


          Section 24.01. Every notice, request, demand, consent, approval, objection, document or other communication authorized or required by this Agreement shall be in writing and shall be deemed to be effective when delivered personally or five days after deposited in the U.S. mails, registered or certified mail, postage prepaid, return receipt requested, addressed to the other party at the following address:

To Operator:

             Project Orange Associates, L.P.
             630 First Avenue, Suite 30C
             New York, New York 10016

             and

             650 North Belt
             Houston, Texas 77060


             with a copy to:


             Kronish, Lieb, Weiner & Hellman
             1345 Avenue of the Americas
             New York, New York 10105
             Attention:  Russell S. Berman, Esq. and

             To the holders of a Permitted Mortgage identified, and at the address stated, in a written notice by the Operator to the Owner

             To any guarantor of Operator's obligations under Section 7.01 at the address stated in a written notice by the guarantor to Owner

To Owner:

             Syracuse University
             Skytop Office Building

                Syracuse, New York 13244-5300
                Attention: Senior Vice President for Business and Finance or Successor

with a copy to:

                Bond, Schoeneck & King
                One Lincoln Center
                Syracuse, New York 13202
                Attention:  Anthony R. Pittarelli, Esq.

or to such other address as either party may designate by notice given from time to time in accordance with this Section. A notice to change an address shall be effective upon receipt by the other party.

                                  ARTICLE 25

                                 GOVERNING LAW


          Section 25.01. This Agreement and the performance of it shall be governed, interpreted, construed and regulated by the laws of the State of New York.

                                  ARTICLE 26

                              PARTIAL INVALIDITY


          Section 26.01. If any term, covenant, condition or provision of this Agreement, or the application of it to any person or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, or the application of that term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected and every other term, covenant, condition and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.


                                   ARTICLE 27

                                 INTERPRETATION


          Section 27.01. Wherever the singular number is used in this Agreement the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

                                   ARTICLE 28

                                 BINDING EFFECT


          Section 28.01. Except as expressly provided otherwise in this Agreement, the covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of Owner and Operator and their respective successors and assigns.


                                   ARTICLE 29

                    NO ORAL MODIFICATION - ENTIRE AGREEMENT


          Section 29.01. All prior understandings and agreements between the parties with respect to the subject matter of this Agreement (including the Prior Agreement) are merged within this Agreement, which alone fully and completely sets forth the understanding of the parties with respect to such subject matter. Operator is not relying on any representation or agreement other than those set forth in the Agreements. This Agreement may not be changed or terminated orally or in any manner other than by a written agreement signed by the party against whom enforcement is sought. No mutual termination or mutual cancellation of this Agreement or termination of this Agreement by Operator shall be of any force or effect unless approved in writing by the holders of a Permitted Mortgage, as defined in Article 23 of the Lease Agreement.



                                   ARTICLE 30

                         HEADINGS AND TABLE OF CONTENTS

          Section 30.01. The headings of the Articles and Sections of this Agreement are for convenience of reference only and do not define, limit or describe the intent of this Agreement or in any way affect this Agreement or the interpretation of it.

          Section 30.02. The table of contents preceding this Agreement is for the purpose of convenience of reference only and is not to be deemed, construed or interpreted in any way to be part of this Agreement.



                                   ARTICLE 31

                     WAIVER OF JURY TRIAL AND COUNTERCLAIMS


          Section 31.01. The parties waive a trial by jury of any and all issues in any action or proceeding between them or their successors or assigns connected with or arising out of this Agreement or any of its provisions.



                                  ARTICLE 32

                            MEMORANDUM OF AGREEMENT


          Section 32.01. The parties will, at the request of either one, promptly execute duplicate originals of an instrument, in recordable form, setting forth a description of the Existing Plant, the terms and any other portions of this Agreement, except the user charges, as either party may request.

                                  ARTICLE 33

                                  TERMINATION


         Section 33.01. If the guaranty by the Approved Operator required by
Section 7.01 of this Agreement shall not be delivered to Owner by March 15, 1990, Owner may, upon fifteen days written notice to Operator, terminate this Agreement.

         Section 33.02. The obligations of the parties under this Agreement are contingent upon the approval of this Agreement by the Board of Trustees of Owner. If such approval is not granted by March 5, 1990, either party may terminate this Agreement upon fifteen days written notice to the other.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers.

                              SYRACUSE UNIVERSITY

                              By: /s/ Louis Marcoccia
                                 ___________________________________

                              PROJECT ORANGE ASSOCIATES, L.P.

                              By:  G.A.S. Orange Partners, L.P.,
                                   its general partner

                              By:  G.A.S. Orange Development, Inc.
                                   its general partner

                              By: /s/ Adam Victor
                                 ___________________________________

                              Title: President
                                     _______________________________

STATE OF NEW YORK  )
                   )  ss.:
COUNTY OF ONONDAGA )

         On this ____ day of February, 1990, before me personally came Louis G. Marcoccia to me known, who being by me duly sworn, did depose and say that he resides in Cazenovia, New York, that he is a Senior Vice President of SYRACUSE UNIVERSITY, the corporation described in and which executed the above instrument; that he knows the seal of the corporation; that the seal affixed to the instrument is the corporate seal; and that he signed his name to the instrument.


                              __________________________
                              Notary Public



STATE OF NEW YORK  )
                   )  ss.:
COUNTY OF _________)

         On this ____ day of February, 1990, before me personally came ADAM VICTOR to me known, who being by me duly sworn, did depose and say that he resides in New York, New York, that he is the President of G.A.S. ORANGE DEVELOPMENT, INC., the General Partner of G.A.S. Orange Partners, L.P., which is the General Partner of Project Orange Associates L.P., the partnership described in this instrument, and that he had authority to sign this instrument and he acknowledged to me that he executed the instrument as the act and deed of the partnership.


                              __________________________
                              Notary Public